Exhibit 99.1

NV5 REPORTS STRONG SECOND QUARTER 2014 RESULTS

- Gross Revenues Increased 70% to $29.2 million -

- Net Income Increased 43% to $1.1 million -

- Raises Full-Year 2014 Revenue Guidance Range to $100 Million to $107 Million -

- Raises Full-Year 2014 Diluted EPS Guidance Range to $0.82 to $0.92 -

Hollywood, FL – August 13, 2014 – NV5 Holdings, Inc. (the “Company”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today reported financial results for the second quarter and six months ended June 30, 2014.

Second Quarter 2014 Financial Highlights

●	Gross revenues increased 70% to $29.2 million, compared with $17.1 million in the second quarter of 2013;
●	Gross profit increased 39% to $11.9 million, compared with $8.6 million in the second quarter of 2013;
●	Net revenues[1] increased 61% to $21.8 million, compared with $13.5 million in the second quarter of 2013;
●	Net income increased 43% to $1.1 million from $0.7 million in the second quarter of 2013.
●	Backlog of $76.1 million as of June 30, 2014 increased 26% from $60.2 million as of December 31, 2013.

“We continued the momentum experienced in the first quarter with another strong quarter of double-digit revenue and net income growth,” said Dickerson Wright, chairman and CEO of NV5 Holdings. “These results were achieved from our internal focus on performance optimization, new projects and strategic acquisitions.”

“Our highly-accretive acquisitions are taking us into new markets, while strengthening our service offering in current markets,” continued Wright. “In addition, through our proven integration process we have increased the organic growth and bottom line performance of each acquisition. As we move into the second half of 2014, we remain focused on generating organic growth and driving process optimization, while evaluating a growing list of acquisition opportunities that would complement our platform in this highly-fragmented industry.”

Review of Second Quarter 2014 Results

Gross Revenues

Gross revenues for the second quarter 2014 increased 70% to $29.2 million, compared with $17.1 million reported for the second quarter 2013. The increase in gross revenues was due primarily to organic growth from our existing platform as well as the contributions from the Company’s acquisitions in 2013 and during the first six months of 2014.

Gross Profit

Gross profit for the second quarter 2014 was $11.9 million, compared with $8.6 million for the same period in 2013, representing an increase of 39% year-over-year.

Net Revenues

Net revenues1 for the second quarter 2014 increased 61% to $21.8 million, compared with $13.5 million reported for the second quarter 2013.

Net Income

Net income for the second quarter 2014 was $1.1 million, or $0.19 per diluted share, compared with $0.7 million, or $0.18 per diluted share, for the second quarter 2013. The calculation of earnings per share (diluted) for second quarter 2014 reflects weighted average shares outstanding of 5,612,344 for the three months ended June 30, 2014, compared to weighted average shares outstanding of 4,030,002 for the three months ended June 30, 2013. The operating results and earnings per share for the second quarter 2014 includes a higher income tax rate of 36.6%, compared with an effective income tax rate of 30.7% for the second quarter 2013.

Six Months Ended 2014 Financial Highlights

●	Gross revenues increased 47% to $48.2 million, compared with $32.7 million in the first six months of 2013.
●	Gross profit increased 26% to $21.3 million, compared with $16.9 million in the first six months of 2013.
●	Net revenues1 increased 40% to $36.8 million, compared with $26.3 million in the first six months of 2013
●	Net income increased 36% to $1.8 million from $1.3 million in the first six months of 2013.

Review of Six Months 2014 Results

Gross Revenues

Gross revenues for the six months ended June 30, 2014 increased 47% to $48.2 million, compared with $32.7 million reported for the six months ended June 30, 2013. The increase in gross revenues was due primarily to organic growth from our existing platform as well as the contributions from the Company’s acquisitions in 2013 and during the first six months of 2014.

Gross Profit

Gross profit for the six months ended June 30, 2014 was $21.3 million, compared with $16.9 million for the same period in 2013, representing an increase of 26% year-over-year.

Net Revenues

Net revenues1 for the six months ended June 30, 2014 increased 40% to $36.8 million, compared with $26.3 million reported for the six months ended June 30, 2013.

Net Income

Net income for the six months ended June 30, 2014 was $1.8 million, or $0.32 per diluted share, compared with $1.3 million, or $0.40 per diluted share, for the six months ended June 30, 2013. The calculation of earnings per share (diluted) for six months ended June 30, 2014 reflects weighted-average shares outstanding of 5,502,696 for the six months ended June 30, 2014, compared to weighted-average shares outstanding of 3,230,411 for the six months ended June 30, 2013. The operating results and earnings per share for the six months ended June 30, 2014 includes a higher income tax rate of 36.6%, compared with an effective income tax rate of 28.2% for the six months ended June 30, 2013.

Backlog

At June 30, 2014, the Company reported backlog of approximately $76.1 million, compared with approximately $60.2 million at December 31, 2013.

2014 Outlook

The Company is today raising its guidance for 2014 full-year gross revenues and diluted earnings per share. The Company now expects full-year 2014 gross revenues, including the acquisitions closed during the first six months of 2014, to be between $100 million and $107 million, representing an increase of approximately 47% to 57% over full-year 2013 gross revenues of $68.2 million.

The Company expects that full-year 2014 diluted earnings per share will now range between $0.82 per share and $0.92 per share, representing an increase of 17% to 31% over diluted earnings per share of $0.70 for the full-year 2013.   This guidance on gross revenues and earnings per share does not include any anticipated acquisitions for the remainder of 2014.

Conference Call

NV5 management will host a conference call at 5:00 p.m. Eastern time today to discuss the second quarter 2014 results.

Date:	Wednesday, August 13, 2014
Time:	5:00 p.m. Eastern time
Toll-free dial-in number:	+1 877-407-0789
International dial-in number:	+1 201-689-8562
Conference ID:	13587295
Webcast:	http://ir.nv5.com

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website, www.NV5.com.

A replay of the conference call will be available approximately one hour following the conclusion of the call through August 20, 2014.

Toll-free replay number:	+1 877-870-5176
International replay number:	+1 858-384-5517
Replay PIN number:	13587295

1. NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to net revenues is provided at the end of this news release.

About NV5

NV5 Holdings, Inc. (Nasdaq: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 25 offices in California, Colorado, Utah, Florida, Pennsylvania and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, among others, statements with respect to our strategy of highly-accretive acquisitions taking us into new markets and strengthening our service offerings in current markets, our ability to generate organic growth and drive process optimization, the growth of acquisition opportunities that would complement our platform, and our guidance relating to gross revenues and diluted earnings per share. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; (e) our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into the Company’s business; (f) backlog cancellations and adjustments; and (g) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

- OR -

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,655	$13,868
Accounts receivable, net of allowance for doubtful accounts of $1,219 and $1,320 as of June 30, 2014 and December 31, 2013, respectively	25,104	16,722
Prepaid expenses and other current assets	1,017	509
Deferred income tax assets	1,004	1,004
Total current assets	32,780	32,103
Property and equipment, net	1,710	1,310
Intangible assets, net	5,708	2,993
Goodwill	10,755	7,106
Cash surrender value of officers’ life insurance	522	521
Other assets	201	118
Deferred income tax assets	724	724
Total Assets	$52,400	$44,875

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,093	$3,780
Accrued liabilities	5,219	4,189
Income taxes payable	396	765
Billings in excess of costs and estimated earnings on uncompleted contracts	322	401
Client deposits	72	111
Current portion of contingent consideration	629	333
Current portion of stock repurchase obligation	576	687
Current portion of notes payable	3,354	1,725
Total current liabilities	15,661	11,991
Contingent consideration, less current portion	318	638
Stock repurchase obligation, less current portion	758	935
Notes payable, less current portion	3,956	2,502
Total liabilities	20,693	16,066

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 5,708,706 and 5,504,236 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	57	55
Additional paid-in capital	24,851	23,717
Retained earnings	6,799	5,037
Total stockholders’ equity	31,707	28,809
Total liabilities and stockholders’ equity	$52,400	$44,875

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013

Gross revenues	$29,229	$17,149	$48,222	$32,729

Direct costs (excluding depreciation and amortization):
Salaries and wages	9,852	4,964	15,512	9,432
Sub-consultant services	3,923	3,092	7,010	5,475
Other direct costs	3,510	522	4,401	910
Total direct costs	17,285	8,578	26,923	15,817

Gross Profit	11,944	8,571	21,299	16,912

Operating Expenses:
Salaries and wages, payroll taxes and benefits	6,237	4,833	11,323	9,748
General and administrative	2,538	1,450	4,478	2,842
Facilities and facilities related	906	809	1,679	1,663
Depreciation and amortization	522	372	910	723
Total operating expenses	10,203	7,464	18,390	14,976

Income from operations	1,741	1,107	2,909	1,936

Other (expense) income:
Interest expense	(77)	(43)	(129)	(136)
Total other (expense)	(77)	(43)	(129)	(136)

Income before income tax expense	1,664	1,064	2,780	1,800
Income tax expense	(610)	(327)	(1,018)	(507)
Net income and comprehensive income	$1,054	$737	$1,762	$1,293

Earnings per share:
Basic	$0.21	$0.20	$0.35	$0.43
Diluted	$0.19	$0.18	$0.32	$0.40

Weighted average common shares outstanding:
Basic	5,104,304	3,778,062	5,065,134	2,986,332
Diluted	5,612,344	4,030,002	5,502,696	3,230,411

NV5 HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(in thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013

Gross revenues	$29,229	$17,149	$48,222	$32,729

Less: Sub-consultant services	3,923	3,092	7,010	5,475
Other direct costs	3,510	522	4,401	910
Net revenues	$21,796	$13,535	$36,811	$26,344

NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results.